UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 22, 2020

MILESTONE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Québec	001-38899	Not applicable
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Dr. Frederik-Philips
Boulevard, Suite 420
Montréal, Québec CA		H4M 2X6
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (514) 336-0444

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MIST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2020, Milestone Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Piper Sandler & Co. (the “Representatives”), as representatives of the several underwriters (collectively, the “Underwriters”), relating to the issuance and sale of (i) 3,810,097 of the Company’s common shares, without par value (“Common Shares”), at a price to the public of $5.25 per share, and (ii) pre-funded warrants of the Company to purchase 4,761,903 Common Shares at an exercise price equal to $0.01 per share (the “Pre-Funded Warrants”), at a price to the public of $5.24 per Common Share underlying the Pre-Funded Warrants (equal to the public offering price per Common Share, minus the exercise price of each Pre-Funded Warrant) (the “Offering”). In addition, the Company granted to the Underwriters an option to purchase up to an additional 1,285,800 Common Shares. On October 23, 2020, the Representatives notified the Company that the Underwriters were exercising this option in full. The gross proceeds to the Company from the Offering are expected to be approximately $51.7 million, including proceeds from the exercise of the Underwriters' option to purchase additional shares.

The Pre-Funded Warrants have no expiration date and may be exercised at any time, provided that a holder, together with its affiliates and other attribution parties, may not exercise any portion of a Pre-Funded Warrant if, as a result of such exercise, the holder would own more than 9.99% of the Company’s outstanding common shares immediately after exercise, which percentage may be changed at the holders’ election to a lower or higher number upon 61 days’ notice to the Company, provided that in no event shall such percentage exceed 9.99%.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-239318), declared effective by the Securities and Exchange Commission on July 6, 2020, a base prospectus dated July 6, 2020 and the related prospectus supplement dated October 22, 2020 and a related registration statement (File No. 333-249623) filed on October 22, 2020 in accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is expected to close on or about October 27, 2020, subject to satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. All of the Company’s directors and executive officers and certain shareholders have agreed, subject to certain exceptions, not to sell or transfer any Common Shares for 90 days, and the Company has agreed, subject to certain exceptions, not to sell or transfer any of the Common Shares for 90 days, in each case, after October 22, 2020, without first obtaining the written consent of the Representatives.

The foregoing descriptions of the terms of each of the Underwriting Agreement and Pre-Funded Warrants do not purport to be complete and is each qualified in its entirety by reference to the Underwriting Agreement and Form of Pre-Funded Warrant, respectively, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein.

Copies of the opinions of Osler, Hoskin & Harcourt LLP and Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering are attached hereto as Exhibits 5.1 and 5.2, respectively.

Item 8.01.	Other Events.

On October 23, 2020, the Company issued a press release announcing the pricing of the Offering, A copy of the Company’s press release announcing the pricing is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 22, 2020, by and among the Company, Jefferies LLC and Piper Sandler & Co.
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Osler, Hoskin & Harcourt LLP
5.2	Opinion of Cooley LLP
23.1	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)
23.2	Consent of Cooley LLP (included in Exhibit 5.2)
99.1	Press Release, dated October 23, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE PHARMACEUTICALS INC.

	By:	/s/ Amit Hasija
Amit Hasija
Chief Financial Officer
Dated: October 26, 2020